Exhibit 99.1

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Completes the Sale of its Tungsten Materials Business

Pittsburgh, PA, November 4, 2013 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has completed the previously announced sale of its tungsten materials business to Kennametal Inc. (NYSE:KMT) for $605 million.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.1 billion for the twelve months ending September 30, 2013. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, engineered forgings and castings, zirconium, hafnium, and niobium alloys, grain-oriented electrical steel, and stainless and specialty steels. The ATI website is www.ATImetals.com.